SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 11-K

                                  ANNUAL REPORT
                        PURSUANT TO SECTION 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

[X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED, EFFECTIVE OCTOBER 7, 1996].

For the fiscal year ended  December 31, 2004
                           -----------------

                                       OR

[_] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED].

For the transition period from                   to
                               -----------------    ----------------------

                 Commission File Number 000-25101
                                        ---------

      A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                   The Oneida Savings Bank 401(k) Savings Plan

      B: Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                             Oneida Financial Corp.
                                 182 Main Street
                           Oneida, New York 13421-1676

                                   SIGNATURES


      The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     THE ONEIDA SAVINGS BANK 401(k) SAVINGS PLAN




Date: July 14, 2005                  By:    /s/ Eric E. Stickels
                                            ----------------------------------
                                            Name:  Eric E. Stickels
                                            Title: Executive Vice President
                                                   and Chief Financial Officer